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                                                                  EXHIBIT 99
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Siboney Corporation Releases Audited Results for 2001: Revenues are up 53%

ST. LOUIS - (BUSINESS WIRE) - March 26, 2002
Siboney Corporation (OTCBB:SBON - news) has filed its Annual Report on Form 10-K with the Securities and Exchange Commission and released its audited results for the year ended December 31, 2001.

Revenues for 2001 increased 53% to $8.3 million, compared to $5.4 million for 2000. Siboney Learning Group, the Company's educational software subsidiary, enjoyed a sales increase of 57% despite a difficult funding environment in schools during the fourth quarter. This is the fourth straight year in which Siboney Learning Group has enjoyed annual growth of over 40%. Orchard Teacher's Choice Software, the Company's flagship comprehensive educational software product, led the way with an annual increase of 82% in 2001. In its fourth full year of sales, Orchard has become a strong competitor in the market for comprehensive technology-based learning systems.

Income from operations increased slightly in 2001 to $1,137,935 compared to $1,114,330 for 2000. A 223% increase in depreciation and amortization expenses to $680,000 from $211,000, due primarily to three recent acquisitions, led to this slight increase.

The Company's earnings before interest, depreciation, amortization and tax expenses in 2001 increased 43% to $1.9 million, compared to $1.4 million for 2000. Net income decreased slightly to $1.2 million or $0.07 per share, compared to $1.3 million or $0.07 per share in 2000.

Siboney Learning Group publishes five product lines that help students master basic skills and key concepts stressed in textbooks and on standardized tests. These product lines include GAMCO Educational Software, Orchard Teacher's Support Software and three recently-acquired product lines: Teacher Support Software, Educational Activities Software and Journey Educational Software.

Tim Tegeler, Chairman of Siboney Corporation, commented, "We continued to invest in our core business by making two acquisitions in 2001 and by upgrading our most successful products. All acquisitions should contribute to our 2002 results. We are also excited about the potential of Orchard for Your State which will help schools meet the new federal mandate for state-specific accountability for all students as stressed in the recently passed No Child Left Behind Act."

Bodie Marx, President of Siboney Learning Group, added, "We enjoyed a record fourth quarter capped off by a very successful December, normally a soft sales month, where sales approached one million dollars. In a climate where most schools were strapped for funding due to the economic slowdown, this year-end success is a tribute to hard work from everybody in our Company and our valued reseller partners. If school funding returns to more decent levels, we expect another record-breaking year in 2002."


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Any forward-looking statement is necessarily subject to significant uncertainties and risks. Actual results could be materially different. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact:
Siboney Corporation, St. Louis
Bodie Marx, 314-909-1670 x110






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
SIBONEY CORPORATION

FINANCIAL HIGHLIGHTS
                                          FOR THE YEARS ENDED DECEMBER 31,       % CHANGE
                                          --------------------------------       --------

                                              2001               2000
                                              ----               ----

REVENUES                                   $8,280,373         $5,401,070            53%

COST OF PRODUCT SALES                       1,479,635            895,580            65%

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                     5,662,803          3,391,160            67%

INCOME FROM OPERATIONS                      1,137,935          1,114,330             2%

CREDIT FOR INCOME TAXES                        82,800            189,000           (56%)

NET INCOME                                 $1,238,388         $1,317,530            (6%)

EARNINGS PER COMMON SHARE - DILUTED             $0.07              $0.07             0%

NUMBER OF SHARES OUTSTANDING - DILUTED     17,455,045         17,267,570             2%

TOTAL ASSETS                               $5,436,247         $3,427,112            59%